TrueChoicetm ENGINE SERVICES AGREEMENT BETWEEN GE ENGINE SERVICES, LLC AND LATAM AIRLINES GROUP S.A. Agreement Number: 1-1057027 Dated: _________________ This proposed Agreement will remain open until December 1, 2023 and will expire if not signed by all Parties on or before that date. PROPRIETARY INFORMATION NOTICE The information contained in this document is GE Engine Services, LLC ("GE") Proprietary Information and is disclosed in confidence. It is the property of GE and will not be used, disclosed to others or reproduced without the express written consent of GE. If consent is given for reproduction in whole or in part, this notice and the notice set forth on each page of this document will appear in any such reproduction. U.S. export control laws may also control the information contained in this document. Unauthorized export or re-export is prohibited.

GE PROPRIETARY INFORMATION Subject to restrictions on the cover or first page LATAM AIRLINES GROUP S.A. - 1-1057027 27 IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and the year first above written. GE ENGINE SERVICES, LLC LATAM AIRLINES GROUP S.A. By: ________________________________ By: ___________________________________ Printed Name: ________________________ Printed Name: __________________________ Title: ________________________________ Title: __________________________________ Date: ________________________________ Date: __________________________________

GE PROPRIETARY INFORMATION Subject to restrictions on the cover or first page LATAM AIRLINES GROUP S.A. - 1-1057027 28 LATAM AIRLINES GROUP S.A. By: ________________________________ Printed Name: ________________________ Title: ________________________________ Date: ________________________________